NEWS RELEASE for March 18, 2010

BIOLASE REPORTS FOURTH QUARTER, YEAR-END RESULTS

BIOLASE Announces Changes in Sales and Marketing Organization

IRVINE, CA (March 18, 2010) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the world’s leading dental laser company, today reported operating results for the 2009 fourth quarter and fiscal year ended December 31, 2009.

Net revenue for the fourth quarter of 2009 was $10.4 million, compared to $11.6 million in the prior year quarterly period. The year-to-year change in revenue in the 2009 fourth quarter was driven by lower licensing fees and reduced purchases by distributors. This was partially offset by a 67 percent increase in consumable sales and a seven percent increase in global service revenues, driven by the Company’s initiatives to expand offerings in upgrades, accessories, and services to its existing customer base.

Gross margin as a percentage of net revenue for the 2009 fourth quarter was 42 percent, compared to 47 percent for the 2008 fourth quarter. The decrease was primarily due to lower licensing fees and a higher mix of international sales in the quarter, which have lower sales prices. Operating expenses in the 2009 fourth quarter were $5.8 million, compared to $10.3 million in the year-earlier quarterly period, which reflects a 44 percent decrease in Company expenditures.

Net loss for the 2009 fourth quarter was $1.5 million, or $0.06 loss per share, compared to a net loss of $5.3 million, or $0.22 loss per share, in the 2008 fourth quarter. Non-GAAP net loss was $888,000 or $0.04 loss per share on a non-GAAP basis for the 2009 fourth quarter compared with non-GAAP net loss of $4.3 million or $0.18 loss per share on a non-GAAP basis for the similar quarter in 2008.

Net revenue for 2009 was $43.3 million, compared to $64.6 million in the prior year. Revenues for 2009 were impacted by the adverse worldwide economic environment, the restructuring and closure of four direct international sales subsidiaries and the ramp up of new distributors in those countries, lower domestic purchases per the purchase agreement with the Company’s distribution partner, Henry Schein (NASDAQ:HSIC), and lower licensing fees and royalty income. Consumables and service revenue increased 20 percent year over year, attributed largely to the release of the Waterlase MD Turbo™ Handpiece Upgrade Kit.

Gross margin as a percentage of net revenue for 2009 was 46 percent, compared to 51 percent for 2008. The decrease was due largely to a one-time write down of inventories in the first quarter of 2009 related to the international subsidiary closures, a decrease in licensing and royalty revenues and lower volumes. Operating expenses in 2009 were $23.0 million, down from $41.4 million in the prior year. In late 2008 and continuing into 2009, the Company implemented significant cost reductions to help offset the negative impact of current economic conditions.

GAAP net loss for 2009 was $3.0 million, or $0.12 loss per share, compared to a net loss of $9.1 million, or $0.38 loss per share in the prior year period. Non-GAAP net loss was $97,000 or $0.00 loss per share on a non-GAAP basis for 2009 compared with non-GAAP net loss of $5.3 million or $0.22 loss per share on a non-GAAP basis for 2008.

BIOLASE Chief Executive Officer David M. Mulder said, “The minimum purchase agreement we signed last year with Henry Schein was a great stabilizer for the Company during the economic upheaval of 2009. While it was a very challenging year for medical capital equipment companies, we were able to bring the Company to a near break-even status on a non-GAAP basis and enjoyed the best bottom line performance in six years. More significantly, during the year we did not wait for a turnaround in the economy, but invested in growth for the future.”

Other 2009 Highlights:

•	Launch of Waterlase MD Turbo™ hard and soft tissue dental laser system. This provided additional speed and addressed a historic issue slowing sales.

•	FDA 510(K) clearance of the ezlase® diode laser for pain therapy relief was followed by the launch of the Diolase 10™ diode laser for therapeutic applications, including temporary pain relief. This was released in late 2009 and is the first product that is part of a long-term strategic expansion into the medical specialty markets, including sports medicine, orthopedics, physical therapy and chiropractics.

•	Three regional distribution agreements were finalized in the People’s Republic of China, one of the world’s fastest growing dental markets, after approval was granted earlier in the year.

•	Introduction of the Company’s new Deep Pocket Therapy with New Attachment™ using the Waterlase MD® and patented Radial Firing Perio Tips™ for a non-surgical alternative treatment for moderate to advanced periodontal disease.

•	FDA 510(K) clearance of the Waterlase MD® for removing calculus in patients with periodontal disease.

•	The Levin Group, a leading international dental practice consulting firm, developed an independent ROI story and practice management system for the successful integration and implementation of BIOLASE® dental lasers into everyday dental offices, which was presented at the March 2010 World Clinical Laser Institute (WCLI™) dentistry symposium and is slated for publication in a leading Dental Journal in March 2010.

•	Preparation for the launch of the iLase™, which was launched February 2010 and is now being pre-sold in select approved countries. FDA approval in the United States was granted earlier this week. Shipments are expected to begin in the second quarter of 2010.

Mulder continued, “While we remain confident in the long-term outlook and the new deal structure, we expect some volatility in revenues for the first half of the year. We have agreed to accept a substantial portion of the remaining balance of the initial 14 month commitment from Henry Schein in orders placed and paid for (prepaid orders), but with delivery later in the year. This may guarantee cash flow, but will result in sales being recognized in future quarters. As a result, we believe revenues for the first quarter of 2010 will be lower than the same period in 2009. We expect the second quarter to be a strong recovery over the first quarter, but prepaid orders may continue to delay some revenue recognition.”

Mulder concluded, “Last week we amended our licensing and distribution agreement with Henry Schein. The new agreement, signed on March 9, 2010, provides monthly guaranteed minimum payments and upside opportunity to expand beyond those minimums, with strong incremental sales and margin incentives for BIOLASE to expand into more non-traditional Schein accounts. To ensure we continue to support Henry Schein and capture that additional potential, we have already started expanding our North American sales force, with a target of almost doubling the number of sales representatives. Today we appointed Wayne R. Harrison, DDS, as our new Vice President North American Dental Sales and Marketing. Before joining BIOLASE, Dr. Harrison had a career as a dentist, educator and top global luminary for Nobel Biocare. Within BIOLASE, Dr. Harrison was a top performing sales representative and then served as our best-performing Regional Sales Director, while concurrently assisting with new product development and marketing. As a team, we are establishing a strong sales and marketing infrastructure with internal management talent for the future, and doing it with dental experience that cannot be matched. With our strong partnerships, people and products, we are well positioned to grow the Company as the economic environment improves.”

Conference Call
As previously announced, the Company will host a conference call today at 11:00 a.m. Eastern Time to discuss its operating results for the fourth quarter and year ended December 31, 2009, and to answer questions. The dial-in number for the call is toll-free 1-877-941-8416 or toll/international 1-480-629-9808. The live webcast and archived replay of the call can be accessed in the Investors section of the BIOLASE website at www.biolase.com.

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, develops, manufactures and markets Waterlase technology and lasers and related products that advance the practice of dentistry and medicine.  The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with reduced pain and faster recovery times.  BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications.  Other products under development address ophthalmology, pain management and other medical and consumer markets.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions.  Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jill Bertotti (investors) or Len Hall (media), of Allen & Caron, +1-949-474-4300.

- TABLES FOLLOW -

BIOLASE TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share data)

	Three months ended December 31,			Year ended December 31,
	2009	2008		2009	2008
			-
Products and services revenue	$10,335	$10,760		$42,137	$61,010
License fees and royalty income	16	875		1,210	3,615

Net revenue	10,351	11,635		43,347	64,625
Cost of revenue	5,988	6,193		23,285	31,963
Gross profit	4,363	5,442		20,062	32,662

Operating expenses
Sales and marketing	2,995	5,768		11,041	22,040
General and administrative	1,832	2,366		7,835	12,006
Engineering and development	945	1,535		4,146	5,580
Impairment of Intangible Asset	—	232		—	232
Impairment of PP&E	—	355		—	355
Patent infringement legal settlement	—	—		—	1,232

Total operating expenses	5,772	10,256		23,022	41,445
Loss from operations	(1,409)	(4,814)		(2,960)	(8,783)

Non-operating gain (loss), net	2	(444)		123	(225)
Loss before income taxes	(1,407)	(5,258)		(2,837)	(9,008)

Provision for income taxes	62	29		119	121
Net Loss	$(1,469)	$(5,287)		$(2,956)	$(9,129)

Net loss per share
Basic	$(0.06)	$(0.22)		$(0.12)	$(0.38)
Diluted	$(0.06)	$(0.22)		$(0.12)	$(0.38)
Shares used in EPS (est of shares)
Basic	24,356	24,244		24,282	24,178
Diluted	24,356	24,244		24,282	24,178

BIOLASE TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except per share data)

	December 31,

	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$2,975	$11,235
Accounts receivable, less allowance of $421 and $526 in 2009 and 2008, respectively	4,229	3,758
Inventory, net	7,861	12,410
Prepaid expenses and other current assets	1,347	1,391

Total current assets	16,412	28,794
Property, plant and equipment, net	2,180	3,040
Intangible assets, net	472	613
Goodwill	2,926	2,926
Deferred tax asset	17	29
Other assets	170	306

Total assets	$22,177	$35,708

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$—	$5,404
Accounts payable	4,887	7,509
Accrued liabilities	5,600	8,255
Deferred revenue, current portion	1,123	2,603

Total current liabilities	11,610	23,771
Deferred tax liabilities	473	376
Deferred revenue – long-term	1,975	1,875
Other liabilities – long-term	190	296

Total liabilities	14,248	26,318

Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001; 1,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001; 50,000 shares authorized, 26,340 and 26,208 shares issued in 2009 and 2008, respectively; 24,376 shares and 24,244 shares outstanding in 2009 and 2008, respectively	27	27
Additional paid-in capital	117,228	115,698
Accumulated other comprehensive (loss)	(222)	(187)
Accumulated deficit	(92,705)	(89,749)

	24,328	25,789
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total stockholders’ equity	7,929	9,390

Total liabilities and stockholders’ equity	$22,177	$35,708

Non-GAAP Financial Measures

The non-GAAP financial measures contained herein are a supplement to the corresponding financial measures prepared in accordance with generally accepted accounting principles (GAAP). The non-GAAP financial measures presented exclude the items summarized in the below table. Management believes that adjustments for these items assist investors in making comparisons of period-to-period operating results and that these items are not indicative of the Company’s on-going core operating performance.

Management uses non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share in its evaluation of the Company’s core after-tax results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Management believes that providing these non-GAAP financial measures allows investors to view the Company’s financial results in the way that management views the financial results.

The non-GAAP financial measures presented herein have certain limitations in that they do not reflect all of the costs associated with the operations of the Company’s business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the Company may be different from the non-GAAP financial measures used by other companies.

BIOLASE TECHNOLOGY, INC.

Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures
(in thousands, except per share data)

Three months ended December 31,			Year ended December 31,
	2009	2008	2009		2008
				-
GAAP net loss	$(1,469)	$(5,287)	$(2,956)		$(9,129)
Adjustments:
Interest Expense	9	62	58		157
Depreciation and Amortization Expense	318	469	1,444		1,909
Stock Based Compensation Expense	254	419	1,357		1,735
Non-GAAP net loss	(888)	(4,337)	(97)		(5,328)

GAAP net loss per share:	$(0.06)	$(0.22)	$(0.12)		$(0.38)
Basic and Diluted
Adjustments:
Interest Expense	$0.00	$0.00	$0.00		$0.01
Depreciation and Amortization Expense	$0.01	$0.02	$0.06		$0.08
Stock Based Compensation Expense	$0.01	$0.02	$0.06		$0.07
Non-GAAP net loss per share:
Basic and Diluted	$(0.04)	$(0.18)	$(0.00)		$(0.22)

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